Exhibit 10.1

Citicorp Venture Capital Equity Partners, L.P.

399 Park Avenue

New York, NY 10022

January 23, 2006

PERSONAL AND CONFIDENTIAL

Mr. John H. Weber

5112 Rockridge Road

Phoenix, AZ 85018

Dear John:

Citicorp Venture Capital Equity Partners, L.P. (“Citicorp”) is pleased to offer you the position of Chief Executive Officer of Remy International, Inc. (“Remy”) and as a member of the Board of Directors of Remy (the “Board”). The terms and conditions of your employment will be as set forth in this binding Offer Letter (the “Offer Letter”). Please be advised that this Offer Letter is subject to the approval of the Board; however, Citicorp, the majority shareholder of Remy, will sponsor and support this Offer Letter and your candidacy when the Board discusses and votes on the approval of both.

Compensation

Your base salary while employed by Remy will be $700,000 per year (“Base Salary”), which will be paid in accordance with Remy’s normal payroll procedures. Additionally, while employed by Remy you will be eligible to receive a target incentive bonus of $700,000 (“Incentive Bonus”) based upon the attainment of certain objectives, which shall be established by you and the Board within the first 90 days after your commencement of employment.

Success Payment

Upon the occurrence of a Corporate Transaction (as defined in Appendix A), you will be entitled, if you are employed by Remy on the date of such occurrence (except as otherwise provided under Severance below), to receive from Remy, as additional compensation, a transaction success payment (the “Success Payment”), as follows:

(a) up to an amount equal to the first $5,000,000 of total Net Proceeds (as defined in Appendix A) from all such transactions in the aggregate; and

(b) an amount equal to 5% of the Net Proceeds in excess of such first $5,000,000.

The Success Payment will be in the same form of consideration as is received by the Remy equity holders (provided that Remy, in its sole discretion, may determine that all or any portion of the Success Payment will be paid in cash) and will payable to you by Remy on or about the time or times such Net Proceeds are actually distributed or paid to Remy’s equity interest holders. The Success Payment shall be structured and paid in a manner that is tax efficient and economically advantageous to both you and Remy.

Benefits

You will be eligible to participate in Remy’s benefit plans on the same basis as the other senior executive officers of Remy. Additionally, you will be eligible to participate in Remy’s Supplemental Executive Retirement Plan (“SERP”) at the benefit level as provided in Schedule A of the SERP.

Relocation

You will receive a lump sum payment of $25,000 to aid in your relocation and Remy will additionally reimburse you for typical and reasonable moving expenses. Remy will also reimburse the full cost of any real estate commission paid by you on the sale of your Arizona home, provided that at the closing of any such sale, you are then still an employee of Remy.

Severance

Your employment with Remy will be at-will; however, upon any termination of your employment with Remy, you will be entitled to the following benefits depending on the circumstances of such termination.

Upon your resignation for “Good Reason” (as defined in Appendix A) or termination by Remy without “Cause” (as defined in Appendix A) you will receive an amount equal to the sum of (i) 18 months of Base Salary and (ii) 150% of the most recent Incentive Bonus actually paid to you (the “Severance Payment”), subject to required withholding and payable in equal monthly installments over an 18 month period immediately following any such termination of employment; provided however, that you will not be entitled to receive any portion of the Severance Payment if your total aggregate Success Payment (determined without regard to paragraph (b) of the next sentence) received by you, regardless of whether such Success Payment is received during or after your employment, equals or exceeds $12,000,000. Additionally, if your total aggregate Success Payment equals or exceeds $12,000,000 and you have already received all or a portion of your Severance Payment, then, either (a) you will repay to Remy the total amount of such Severance Payment received or (b) Remy will deduct the total amount of such Severance Payment received from your Success Payment.

Upon a termination by Remy for Cause or your resignation without Good Reason, you will be entitled to receive only your accrued Base Salary and accrued and vested benefits. Termination upon disability will be addressed in a subsequent amendment to this Offer Letter.

Notwithstanding the foregoing, if you are terminated by Remy without Cause or resign for Good Reason, within three months prior to the signing of an agreement the consummation of which would result in a Corporate Transaction, such transaction is actually consummated and such transaction would have otherwise resulted in a Success Payment, then you will receive such Success Payment for that particular transaction, as if you had not been terminated until the day immediately following such transaction.

Any such payments as outlined in this section shall be structured and paid in a manner that is tax efficient and economically advantageous to both you and Remy.

Restrictive Covenants

You will be subject to provisions regarding (a) non-solicitation of employees, (b) non-competition and (c) non-disclosure of confidential information, as set forth below:

During your employment with Remy and for a period of twelve months after your termination of employment for any reason, you personally will not, directly or indirectly, on your own behalf or on behalf of any other person, firm, partnership, corporation or other entity, solicit, induce or attempt to solicit or induce any employee of Remy, its parent or any of its subsidiaries to leave employment with Remy, its parent or any of its subsidiaries or hire any such employee (except for general, non-targeted employment advertising efforts by any such person, firm, partnership, corporation or other entity).

During your employment with Remy and for a period of twelve months after your termination of employment for any reason, you will not directly or indirectly, engage in, represent in any way, be connected with, become employed by or have any interest in any business or activity which competes in any material manner in any location at which the material businesses of Remy, its parent or any of its subsidiaries are conducted at the time of such termination.

You will not, during your employment with Remy or at any time thereafter, without the prior express written consent of Remy, directly or indirectly divulge, disclose or make available or accessible any confidential matters or proprietary information of Remy, its parent and/or its subsidiaries known to you which are not otherwise in the public domain to any person, firm, partnership, corporation, trust or any other entity or third party (other than when required to do so by a lawful order of a court of competent jurisdiction, any governmental authority or agency, or any recognized subpoena power).

If the foregoing is acceptable to you, kindly acknowledge and accept by executing this Offer Letter where indicated below and return it to Citicorp as soon as practicable. Citicorp is excited to offer this opportunity to you and is hopeful that you will accept the positions offered to you.

Very truly yours,

CITICORP VENTURE CAPITAL EQUITY PARTNERS, L.P.

By:	CVC Partners LLC, as general partner
By:	Citigroup Capital GP Holdings, Ltd. as managing member

By:	/S/ John P. Civantos
Name:	John P. Civantos
Title:	Partner

ACKNOWLEDGED AND ACCEPTED:

/S/ John H. Weber
John H. Weber

Dated: January 20, 2006

Appendix A

“Good Reason” means and will be deemed to exist if, without your consent, (a) you suffer a material diminution in your duties, responsibilities or effective authority or any adverse changes in your titles or positions, (b) you suffer a reduction of your “Base Salary” or target bonus opportunity below that which is set forth in this Offer Letter; or (c) Remy fails to pay any earned compensation or to provide for your vested benefits when due and payable and which is not cured within a reasonable period of time after receipt of notice.

“Cause” means (a) you engage in gross misconduct or gross negligence in the performance of your duties for Remy or any of its subsidiaries, (b) you embezzle assets of Remy or any of its subsidiaries, (c) you are convicted (including a plea of guilty or nolo contendere) of a felony involving moral turpitude, (d) your breach of any restrictive covenant set forth in the Offer Letter, or (e) your willful and material failure to follow the lawful and reasonable instructions of the Board, which, in each such case (except with regard to (c), is not cured within a reasonable period of time after receipt of notice.

“Corporate Transaction” means the direct or indirect sale or other disposition for value (to an entity or person unrelated or unaffiliated with Remy or Citicorp) of the equity interests in Remy or the assets of Remy.

“Net Proceeds” means the fair value of the aggregate and cumulative consideration received, less the aggregate of any transaction costs of any kind borne directly or indirectly by Remy or the Remy equity interest holders, and actually paid or distributed to the Remy equity interest holders in connection with any Corporate Transaction.

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